Exhibit 10.152

Tiffany & Co.

Share Ownership Policy for Executive Officers and Directors

Adopted July 20, 2006, Amended and Restated March 15, 2007, Amended and Restated March 21, 2013

This Policy was adopted on July 20, 2006 (the “Adoption Date”) by the Board of Directors (the “Board”) of Tiffany & Co. (the “Corporation”) for those who were then, or who were subsequently designated, “executive officers” by the Board. This Policy was revised on March 15, 2007, to include directors of the Corporation. This Policy was further revised on March 21, 2013 to deal with pledging securities. This Policy applies to the ownership of the common stock of the Corporation (“Common Stock”).

Defined Terms:

“Beneficial ownership” shall have the same meaning as under Rule 16a-1(a)(2) of the Securities Exchange Act, provided that: (a) Qualifying Options shall be deemed beneficially owned but shall be valued only as provided for below; and (b)restricted stock units awarded under the Corporation’s 2005 Employee Incentive Plan will not be deemed beneficially owned until vested;

“Disposition” means any transaction which would cause the executive officer or director to cease to be the beneficial owner of Common Stock, provided, however, that any of the following transactions will not be deemed a Disposition: (i) any sale of Common Stock acquired on vesting of a restricted stock unit or exercise of an employee stock option to the extent necessary to satisfy the tax withholding obligations of the employer of the executive officer in respect of such vesting or exercise; (ii) any sale of Common Stock made under circumstances constituting a Financial Hardship; and (iii) any sale or transfer made pursuant to a Qualified Domestic Relations Order;

“Financial Hardship” means an immediate and heavy financial need of the executive officer or director (including that of his spouse or any dependent), as so determined by the Board on application from the executive officer or director, not in excess of the amount required to relieve such financial need, and only if, and to the extent, such need cannot be satisfied from other resources reasonably available to the executive officer or director (including assets of his or her spouse and minor children reasonably available to him or her);

“Non-Compliance Date” means, with respect to an executive officer or director, the most recent date on or after the Adoption Date on which that person was in non-compliance with this Policy;

“Option Stock” means Common Stock acquired on exercise of an employee or director stock option in excess of stock sold to satisfy the tax withholding obligations of the employer of the executive officer in respect of such exercise or the tax payment obligations of the director in respect of such exercise;

“Performance Stock” means Common Stock acquired on vesting of a restricted stock unit in excess of stock sold to satisfy the tax withholding obligations of the employer of the executive officer in respect of such vesting;

“Pledge” means any arrangement by which (i) custody or record ownership of Common Stock has been provided to a third person by the beneficial owner and (ii) such third person may acquire beneficial ownership or dispose of such Common Stock on the satisfaction of a condition, i.e, default by the beneficial owner. A Pledge shall include custody of Common Stock in a margin account held or maintained at a brokerage firm.

“Qualified Domestic Relations Order” means a judgment, decree or order (including approval of a property settlement agreement) made pursuant to a state domestic relations law (including community property law) that relates to the provision of child support, alimony payments or marital property rights to a spouse, former spouse, child or other dependent of an executive officer or director and which requires the executive officer or director to make a transfer or sale of Common Stock;

“Qualifying Options” mean vested options to purchase Common Stock issued under one of the Corporation’s stock option plans and having a strike price below the market value of the Common Stock; and

“Significant Portfolio” means for the executive officer or director in question, shares of Common Stock and/or Qualifying Options having a value equal to or greater than the multiple of annual salary set forth below, or in the case of directors, the multiple of annual retainer (exclusive of supplemental retainer for committee chairs), provided that at least 25% of such value shall be attributable to Common Stock:

Chief Executive Officer – five times;

Director – five times;

President – four times;

Executive Vice Presidents – three times; and

Senior Vice Presidents – two times.

An executive officer who is also a director shall not be considered a director for purposes of this policy.

Basic Policy

It is the policy of the Board that each executive officer and each director will beneficially own and maintain beneficial ownership of a Significant Portfolio for so long as he or she remains an executive officer or director, as the case may be.

Valuation

For purposes of this Policy, shares of Common Stock will be valued at market and Qualifying Options will be valued at one-half the difference between strike price and market price of the underlying Common Stock.

Shares of Common Stock that are subject to a Pledge shall not be deemed to have any value for purposes of this Policy except to the extent that the executive officer or director in question can demonstrate that the market value of the Pledged shares exceeds the amount of the secured obligation on the date of valuation.

Extended Time for Compliance

Each executive officer or director shall achieve compliance within five years of becoming subject to this Policy.

Changes in the market value of the Common Stock, changes in salary, or a Disposition pursuant to a Financial Hardship and/or a Qualified Domestic Relations Order may cause an executive officer or director who has complied with this Policy to fall out of compliance. Such an executive officer or director shall achieve compliance within two years after falling from compliance.

Restrictions on Disposition

An executive officer or director who does not beneficially own a Significant Portfolio shall not engage in any Disposition provided, however, that up to fifty percent of the aggregate of Option Stock and Performance Stock acquired after his or her Non-Compliance Date may be sold or otherwise transferred without violating this Policy.

Annual Review

The Nominating/Corporate Governance Committee of the Board will review compliance and progress towards compliance with the Policy each year in May.

Other Matters

Nothing contained in this Policy shall compel any transaction or excuse compliance with applicable law or with the Corporation’s policies, including the Corporation’s policies with respect to trading on insider information or engaging in speculative transactions in the Common Stock. Nothing contained herein shall be deemed to alter the terms of any stock option or other equity award grant made under the Corporation’s equity award plans.

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